IQST – iQSTEL Connectivity And Mobility Services Are More Valuable Than Ever

New York, NY, March 03, 2022 (GLOBE NEWSWIRE) -- iQSTEL, Inc. (OTCQX: IQST) today released a special letter to shareholders addressing prevailing world events in conjunction with the company’s unhampered Nasdaq uplisting objective.  The shareholder updates from CEO Leandro Iglesias are included in their entirety below.

Dear Shareholders:

While the conflict in Ukraine is dominating headlines, iQSTEL remains on track to achieving its 2022 revenue and Nasdaq uplisting goals and we remain optimistic about the future.  Let me share with you the cause for my optimism.

iQSTEL is in the business of providing connectivity and mobility.  Connectivity and mobility are essential to the foundation of individual freedom.  In light of world events, iQSTEL’s business is more valuable than ever.

The global immigrant population is underserved by traditional telecommunications carriers.  Today’s immigrants, more than ever, need to be in touch with families and loved ones.  Again, iQSTEL’s voice and SMS services, built with the immigrant population in mind, are more valuable than ever.

Likewise, international remittances are more critical than ever for the immigrant population, as is the ability to top-up mobile service balances.  Accordingly, iQSTEL’s new Global Money One MAXMO fintech ecosystem is an even more timely product.

As world events drive up petroleum costs, the importance of affordable electric transportation is highlighted and iQSTEL’s EVOSS EV Motorcycle rollout out could not be better timed.

Ultimately, the value iQSTEL’s connectivity and mobility services are more clear than ever in light of world events.

Recently, I’ve had the opportunity to participate in the Mobile World Congress in Barcelona and check in on the latest technological trends for the near and long-term future.  In reaction to my participation, I’m ever more confident in iQSTEL’s position in the global market.

SMS communications remain a vital component of the global communications market and are expected to remain a vital component for some time to come.  Trends for SMS communications call for an increase in “value and intelligence” to be integrated into the service.  With more than 50% of iQSTEL’s revenue coming from SMS services, I am confident we are on the right path.

Voice services remain important for critical communications and emotional connection.  With more than 20 years of experience in voice communications, iQSTEL is well established to maintain a steady foothold in the voice market.

Fintech solutions are capturing more and more market share in the global financial services market. iQSTEL’s MAXMO offering is an amazing product that I am confident will stand apart from other Fintech solutions. We are accelerating our global launch.

EV connectivity was also featured at the Mobile World Congress.  As a telecommunications company entering the EV market, I assure you, our EV connectivity is among the best of the best.  Our first connected EVOSS EV motorcycles are arriving in Miami today where we will be producing videos featuring our connected EV solution to support the expansion of our distribution network.

Lastly, let me present updates on three key business development fronts:

1) M&A Campaign:  We are currently drafting two separate acquisition agreements. Final terms on both have been agreed to and we anticipate closing both acquisitions soon.  We expect the revenue from both acquisitions to augment our organic 2022 Q2 revenues.

2) Nasdaq Uplisting: The next step in our uplisting path is to complete the 2021 audited financial report. In addition to technically supporting our Nasdaq application, I anticipate the publication of our 10k annual report to validate iQSTEL’s, as of yet, unrecognized value. In so doing, I remain optimistic that iQSTEL’s share price will organically rise to meet the Nasdaq listing requirement and support our uplisting within the first half of 2022.

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3) $1 Billion Objective: On behalf of all iQSTEL Management and all members of the Independent Board of Directors, I know our Nasdaq uplisiting is an important milestone. However, I want to keep this milestone in perspective as one small part of iQSTEL’s overall objective of reaching and surpassing a $1 Billion valuation.

Thanks for your support. Please know that management and the Independent Board of
Directors remain committed to working every single day to achieve our business and corporate objectives.

Sincerely,
Leandro Iglesias
CEO

iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a US-based publicly-listed company holding an Independent Board of Directors and Independent Audit Committee offering leading-edge services through its two business divisions and each of them with independent brands. The B2B division, Brand IQSTelecom offering Telecommunications, Internet of Things, Technology and Blockchain platforms services, the target market for the B2B division is Global Markets. The B2C division, Brand EVOSS offering EV Electric Motorcycles, Fintech Ecosystem, the target market for this business division is Latin America, and the Spanish speakers in the USA. The company has presence in 15 countries, and its products and services are used in several industries as Telecommunications, Electric Vehicle (EV), Financial Services, Chemical and Liquid Fuel Distribution Industries. IQSTEL announced on February 17th 2021 that it became a Debt Free Company and is now completely debt free with no Convertible Notes, Warrants, Promissory Notes or Settlement Agreements from its Balance Sheet.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907, IR Email: investors@iqstel.com
Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com

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